Exhibit 99.1

MasterCraft Reports Fiscal 2016 Third-Quarter
Results

Continued Demand for Performance Sport Boats and Market Share Gains Drive 12 Percent Increase in MasterCraft Sales, 35 Percent Increase in Adjusted EBITDA and 82 Percent Increase in Fully Diluted, Pro Forma, Adjusted Net Income per Share

VONORE, Tenn. – May 5, 2016 – MasterCraft (NASDAQ: MCFT) today announced financial results for its fiscal 2016 third quarter, ended March 27, 2016.

Highlights:

•	Net sales were $57.0 million, an increase of 11.6 percent versus the year-earlier period excluding the terminated Hydra-Sports manufacturing contract
•	Total third-quarter net sales rose 5.1 percent versus prior-year third quarter net sales of $54.3 million including Hydra-Sports
•	Gross margin rose to 27.8 percent, a 410 basis point improvement over the prior-year third quarter
•	Adjusted EBITDA increased 35.3 percent to $10.1 million and adjusted EBITDA margin increased to 17.7 percent, a 310 basis point improvement over the prior-year third quarter
•	Net income totaled $4.9 million, up from $0.1 million in the year-earlier quarter
•	Fully diluted, pro forma, adjusted net income per share grew 82.4 percent to $0.31 versus the prior-year third quarter

Terry McNew, MasterCraft’s President and Chief Executive Officer, commented, “Once again, strong demand for performance sport boats, combined with our relentless focus on operational excellence and continuous improvement, drove notable revenue and earnings growth, as well as gross margin and adjusted EBITDA gains. Among our boat models, we saw particular strength in X23, X26 and NXT22 orders.”

Third-Quarter Results

MasterCraft-only net sales for the three months ended March 27, 2016, which exclude the terminated Hydra-Sports manufacturing contract, increased $5.9 million, or 11.6 percent, to $57.0 million from $51.1 million in the prior-year period. The gain was primarily due to a rise in MasterCraft unit volume of 49 units, or 7.5 percent. Net sales per MasterCraft unit grew by 3.8 percent, chiefly stemming from greater adoption of higher-end option packages, demand for new models, in particular, the X23, X26 and NXT22, and price increases. Including Hydra-Sports in the prior-year period, net sales for the three months ended March 27, 2016, were up $2.7 million, or 5.1 percent, compared to $54.3 million for the three months ended March 29, 2015.

“Like most marine manufacturers, we saw international headwinds, particularly in Canada, persist. And while these partially offset U.S. results, we continue to deliver domestic sales increases. Moreover, demand for our boats remains solid, particularly in the entry-level segment, and we expect to continue to drive sustainable and profitable market share gains,” said McNew.

Gross profit for the fiscal 2016 third quarter increased $2.9 million, or 22.9 percent, to $15.8 million, compared to $12.9 million in the prior year. Gross margin rose to 27.8 percent from 23.7 percent for the prior-year period. The 410 basis point increase primarily stemmed from cost reductions driven by a culture focused on eliminating waste, sales of higher-end content option packages, lower warranty costs and new innovative features. In addition, the company replaced its Hydra-Sports volume with higher-margin MasterCraft volume.

Selling and marketing expense was relatively flat at $2.2 million for the three-month period. General and administrative expense totaled $6.1 million versus $9.5 million for the fiscal 2015 third quarter. This decrease resulted mainly from the elimination of transaction costs incurred in the year-earlier quarter related to the company’s recapitalization activities. This was partially offset by an increase in stock-based compensation expense and higher costs associated with being a public company incurred during the fiscal 2016 third quarter.

Adjusted EBITDA margin rose 310 basis points to 17.7 percent from 14.6 percent in the prior year. Fiscal 2016 third-quarter adjusted EBITDA was $10.1 million, a 35.3 percent gain from $7.5 million in fiscal 2015.

Fiscal 2016 third-quarter adjusted net income increased 84.8 percent to $5.8 million, or $0.31 per share, on a pro forma, fully diluted weighted average share count of 18.6 million shares. This compares with $3.2 million, or $0.17 per share, a year earlier. See “Non-GAAP Measures” below for a reconciliation of adjusted EBITDA and adjusted net income to net income. Net income totaled $4.9 million, up from $0.1 million in the year-earlier quarter.

Key Milestones

MasterCraft’s new X26, unveiled earlier in the fiscal year, continues to perform very well, with demand rising over fiscal 2016 second-quarter levels.

Said McNew, “Positive feedback on the new X26 continues to pour in from both dealers and consumers alike. Since its release, MasterCraft has sold 160 percent more X26 boats than the prior-year model it replaced. As we’ve previously mentioned, all X26 production slots are fully allocated for the remainder of the model year.”

Operationally, MasterCraft continues to focus on driving sustainable margin improvement through the company’s robust value added/value engineering program and commitment to operational excellence. A key factor has been MasterCraft’s successful employee empowerment program, an ongoing company-wide initiative that encourages factory line workers to suggest enhancements to the production process. More than 13,000 employee-generated improvements were implemented over the course of the last fiscal year alone, and this year the company is on pace for another outstanding year of employee suggestions.

“In addition to being named a 2015 IndustryWeek Best Plant in North America Recipient—the only boat manufacturer to receive that honor—we continue to set new benchmarks for operational excellence and establish best practices in manufacturing,” said McNew. “This commitment can be seen in our overall boat quality and in our strong margin improvement.”

During the fiscal third quarter, the company’s board of directors authorized share repurchase activities using a portion of the company’s growing cash balance. Under the program, up to $15 million in company common stock may be repurchased from time to time in open-market purchases, accelerated share repurchase transactions or privately negotiated transactions, in each case, subject to market conditions and other factors, through the end of fiscal 2017. During the 2016 third quarter, 366,084 shares were repurchased for a total cost of $4.2 million.

Outlook

“We continue to deliver solid performance, and we expect organic growth to remain strong in the fiscal 2016 fourth quarter,” McNew said. “As a company we are steadfast in our five-pronged growth strategy: developing new and innovative products in core markets; further penetrating the entry-level segment of the performance sport boat category; capturing share from adjacent boating categories; strengthening our dealer network; and driving margin expansion through continuous operational excellence.”

For the fiscal year ending June 30, 2016, the company reiterates its expectations for MasterCraft sales and unit volume growth, compared to fiscal 2015 sales and unit volume excluding Hydra-Sports, in the high-single to low-double digit range. Gross margin and adjusted EBITDA margin are both expected to increase at least 200 basis points from fiscal year 2015, with contributions from higher net sales and continued operating efficiency gains offsetting the absorption of public company costs following MasterCraft’s July 2015 IPO. Adjusted net income is expected to grow faster than adjusted EBITDA, while GAAP net income was impacted, primarily in the first half of the year, by charges related to changes in the fair value of the company’s common stock warrants, as well as stock compensation expense related primarily to restricted stock and options granted prior to and in connection with the IPO.

Conference Call and Webcast Information

MasterCraft will host a live conference call and webcast to discuss fiscal third-quarter results today, May 5, 2016, at 5:00 p.m. ET. To access the call, dial (866) 861-0710 (domestic) or (704) 908-0473 (international) and provide the operator with the conference ID 86847955. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter 86847955. The audio replay will be available beginning at 8 p.m. ET on Thursday, May 5, 2016, through 11:59 p.m. ET on Thursday, May 19, 2016.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ: MCFT) is the parent of MasterCraft Boat Company, a world-renowned innovator, designer, manufacturer, and marketer of premium performance sport boats. Founded in 1968, MasterCraft has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same – to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2016 outlook and key growth initiatives; and our anticipated financial performance for fiscal 2016.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the Securities and Exchange Commission (the “SEC”) on September 18, 2015 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement MasterCraft’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for MasterCraft's financial results prepared in accordance with GAAP.

Contacts:

Tim Oxley

Chief Financial Officer

(423) 884-2221

Tim.Oxley@mastercraft.com

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillacrt.com

Results of Operations for the Three and Nine Months Ended March 27, 2016

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	March 27,	March 29,	March 27,	March 29,
	2016	2015	2016	2015
	(Unaudited)

Net sales	$57,030	$54,282	$168,214	$159,533
Cost of sales	41,188	41,395	121,168	121,169
Gross profit	15,842	12,887	47,046	38,364
Operating expenses:
Selling and marketing	2,210	2,266	7,569	6,388
General and administrative	6,064	9,479	24,998	14,682
Amortization of intangible assets	55	54	166	166
Total operating expenses	8,329	11,799	32,733	21,236
Operating income	7,513	1,088	14,313	17,128
Other expense:
Interest expense	82	1,752	1,090	4,150
Change in common stock warrant fair value	(27)	(517)	3,374	5,248
Income before income tax expense	7,458	(147)	9,849	7,730
Income tax expense (benefit)	2,564	(252)	4,408	4,733
Net income	$4,894	$105	$5,441	$2,997

Earnings per common share
Basic	$0.26	$0.01	$0.31	$0.27
Diluted	$0.26	$0.01	$0.30	$0.26
Weighted average shares used for the computation of:
Basic earnings per share	18,574,887	11,139,000	17,612,492	11,139,000
Diluted earnings per share	18,779,557	11,995,366	18,143,176	11,711,054

MCBC HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share data)

	March 27,	June 30,
	2016	2015
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,571	$1,167
Accounts receivable — net of allowances of $142 and $92, respectively	4,325	2,653
Income tax receivable	59	—
Inventories — net	11,851	11,541
Prepaid expenses and other current assets	5,203	7,235
Deferred income taxes	9,601	6,733
Total current assets	52,610	29,329
Property, plant and equipment — net	13,280	13,233
Intangible assets — net	16,805	16,971
Goodwill	29,593	29,593
Deferred debt issuance costs — net	326	425
Other	182	125
Total assets	$112,796	$89,676
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$13,135	$14,808
Income tax payable	999	224
Accrued expenses and other current liabilities	23,150	21,313
Common stock warrant liability	217	9,147
Current portion of long term debt	—	18,275
Total current liabilities	37,501	63,767
Long-term debt	—	60,487
Unrecognized tax positions	2,262	519
Deferred income taxes	6,406	7,156
Total liabilities	46,169	131,929
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,546,346 shares at March 27, 2016 and 11,139,000 shares at June 30, 2015	176	111
Additional paid-in capital	112,215	8,841
Accumulated deficit	(45,764)	(51,205)
Total stockholders' equity (deficit)	66,627	(42,253)
Total liabilities and stockholders' equity (deficit)	$112,796	$89,676

Supplemental Operating Data

The following table sets forth certain supplemental operating data for the periods indicated:

	Three Months Ended			Nine Months Ended
	March 27,	March 29,	%	March 27,	March 29,	%
	2016	2015	Variance	2016	2015	Variance
	(Unaudited)
	(Dollars in thousands)
Unit volume:
MasterCraft	701	652	7.5%	2,079	1,921	8.2%
Hydra-Sports	—	12		—	36
MasterCraft sales	$57,030	$51,099	11.6%	$168,214	$149,158	12.8%
Hydra-Sports sales	$—	$3,183		$—	$10,375
Consolidated sales	$57,030	$54,282	5.1%	$168,214	$159,533	5.4%
Per Unit:
MasterCraft sales	$81	$78	3.8%	$81	$78	3.8%
Hydra-Sports sales	$—	$265		$—	$288
Consolidated sales	$81	$82	(1.2)%	$81	$82	(1.2)%
Gross margin	27.8%	23.7%		28.0%	24.0%

Non-GAAP Measures

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges and unusual items that we do not consider to be indicative of our ongoing operations, including change in common stock warrant fair value, fees and expenses related to the Company’s initial public offering, our stock-based compensation and the results of operations of our terminated Hydra-Sports manufacturing contract. We define adjusted net income as net (loss) income adjusted to eliminate certain non-cash charges and unusual items that we do not consider to be indicative of our ongoing operations, including change in common stock warrant fair value, fees and expenses related to the Company’s initial public offering, our stock-based compensation and the results of operations of our terminated Hydra-Sports manufacturing contract and an adjustment for income tax expense at a normalized annual effective tax rate. We define adjusted EBITDA margin as adjusted EBITDA expressed as a percentage of MasterCraft sales. Adjusted EBITDA, adjusted net income and adjusted EBITDA margin are not measures of net (loss) income or operating income as determined under accounting principles generally accepted in the United States, which we refer to as “GAAP.” Adjusted EBITDA and adjusted net income are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income (loss) or operating cash flows determined in accordance with GAAP. Additionally, adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of EBITDA, adjusted EBITDA and adjusted net income is appropriate to provide additional information to investors because securities analysts, noteholders and other investors use these non GAAP financial measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use adjusted net income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP alone measures.  We believe adjusted net income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash and non-recurring items.  Adjusted EBITDA and adjusted net income have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted net income and adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations, including the operations related to our Hydra-Sports manufacturing contract for periods prior to its termination.

In addition, because not all companies use identical calculations, our presentation of adjusted EBITDA and adjusted net income may not be comparable to similarly titled measures of other companies, including companies in our industry.

The following table sets forth a reconciliation of adjusted EBITDA to net income as determined in accordance with GAAP for the periods indicated:

	Three Months Ended		Nine Months Ended
	March 27, 2016	March 29, 2015	March 27, 2016	March 29, 2015
	(Unaudited)
	(Dollars in thousands, except for share and per share amounts)

Net income	$4,894	$105	$5,441	$2,997
Income tax expense (benefit)	2,564	(252)	4,408	4,733
Interest expense	82	1,752	1,090	4,150
Depreciation and amortization	878	767	2,545	2,303
EBITDA	8,418	2,372	13,484	14,183
Change in common stock warrant fair value(a)	(27)	(517)	3,374	5,248
Transaction expense(b)	—	6,508	124	6,508
Litigation charge(c)	397	—	773	—
Hydra-Sports(d)	—	(900)	—	(2,430)
Stock-based compensation	1,310	—	13,539	—
Adjusted EBITDA	$10,098	$7,463	$31,294	$23,509
Adjusted EBITDA margin(e)	17.7%	14.6%	18.6%	15.8%

(a)	Represents non-cash expense related to increases (decreases) in the fair market value of our common stock warrant.
(b)	Represents fees and expenses related to our initial public offering.
(c)	Represents legal and advisory fees related to our litigation with Malibu Boats, LLC.
(d)

Represents the operating income attributable to the operations of our Hydra-Sports business and the related manufacturing agreement, adjusted to exclude depreciation and amortization related to Hydra-Sports. We previously divested the Hydra-Sports business, but continued to manufacture Hydra-Sports boats for the purchaser of the business pursuant to an agreement that expired on June 30, 2015 (and which was not renewed). This adjustment was calculated by identifying the applicable cost of sales and operating expenses directly attributable to the Hydra-Sports business for such period, excluding any corporate overhead or other shared costs.

(e)	We define adjusted EBITDA margin as adjusted EBITDA expressed as a percentage of MasterCraft sales.

The following table sets forth a reconciliation of Adjusted net income to net income as determined in accordance with GAAP for the periods indicated:

	Three Months Ended		Nine Months Ended
	March 27, 2016	March 29, 2015	March 27, 2016	March 29, 2015
	(Unaudited)
	(Dollars in thousands, except for share and per share amounts)

Net income	$4,894	$105	$5,441	$2,997
Income tax expense (benefit)	2,564	(252)	4,408	4,733
Change in common stock warrant fair value(a)	(27)	(517)	3,374	5,248
Transaction expense(b)	-	6,508	124	6,508
Litigation charge(c)	397	—	773	—
Hydra-Sports(d)	—	(900)	—	(2,430)
Stock-based compensation	1,310	-	13,539	-
Adjusted net income before income taxes	9,138	4,944	27,659	17,056
Adjusted income tax expense(e)	3,290	1,780	9,957	6,140
Adjusted net income	$5,848	$3,164	$17,702	$10,916

Pro-forma adjusted net income per common share
Basic	$0.32	$0.17	$0.97	$0.60
Diluted	$0.31	$0.17	$0.94	$0.58
Pro-forma weighted average shares used for the computation of:
Basic adjusted net income per share(f)	18,546,346	18,546,346	18,181,071	18,181,071
Diluted adjusted net income per share(g)	18,603,487	18,603,487	18,832,561	18,832,561

(a)	Represents non-cash expense related to increases (decreases) in the fair market value of our common stock warrant.
(b)	Represents fees and expenses related to our initial public offering.
(c)	Represents legal and advisory fees related to our litigation with Malibu Boats, LLC.
(d)

Represents the operating income attributable to the operations of our Hydra-Sports business and the related manufacturing agreement, adjusted to exclude depreciation and amortization related to Hydra-Sports. We previously divested the Hydra-Sports business, but continued to manufacture Hydra-Sports boats for the purchaser of the business pursuant to an agreement that expired on June 30, 2015 (and which was not renewed). This adjustment was calculated by identifying the applicable cost of sales and operating expenses directly attributable to the Hydra-Sports business for such period, excluding any corporate overhead or other shared costs.

(e)	Reflects income tax expense at an estimated normalized annual effective income tax rate of 36.0 percent for the periods presented.
(f)

The weighted average shares used for computation of pro-forma basic earnings per common share gives effect to the 6,071,429 shares sold in our initial public offering, which closed on July 22, 2015, the 888,730 shares of restricted stock granted under the 2015 Incentive Award Plan which vested in January 2016 and the 813,271 shares issued in exchange of options and common stock warrants less 366,084 shares repurchased. The average of the prior quarters is used for computation of the nine month ended periods.

(g)

The weighted average shares used for computation of pro-forma diluted earnings per common share gives effect to effect to the 6,071,429 shares sold in our initial public offering, which closed on July 22, 2015, the 888,730 shares of restricted stock granted under the 2015 Incentive Award Plan which vested in January 2016 and the 813,271 shares issued in exchange of options and common stock warrants less 366,084 shares repurchased and 57,141 shares for the dilutive effect of stock options. The average of the prior quarters is used for computation of the nine month ended periods.

# # #